Exhibit 99.3

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of November 8, 2015, is entered into by and among Michael V. Lewis, an individual, and the MVL Trust dated August 3, 2010 (collectively, the “Stockholders”), and Rhombus Cinema Holdings, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, contemporaneously with the execution of this Agreement, Purchaser, Rhombus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and RealD Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be modified or amended from time to time, the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, as a condition of and inducement to Purchaser’s and Merger Sub’s willingness to enter into the Merger Agreement, Purchaser and Merger Sub have required that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1.

“Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by any Stockholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for the purposes of this Agreement (i) the Company shall be deemed not to be an Affiliate of any Stockholder and (ii) for the avoidance of doubt, no Stockholder shall be deemed an Affiliate of any other holder of Company Common Stock or equity interests of the Company solely by virtue of deemed common control of the Company.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in the Merger Agreement.

“Company Common Stock” has the meaning set forth in the Merger Agreement.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” has the meaning set forth in the Merger Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosed Owned Shares” has the meaning assigned thereto in Section 5(a) hereof.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“HSR Act” has the meaning set forth in the Merger Agreement.

“Improved Proposal” has the meaning assigned thereto in Section 2(a) hereof.

“Liens” has the meaning assigned thereto in Section 5(a) hereof.

“Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by any Stockholder or any of its Affiliates as of the date hereof.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

“Representatives” has the meaning assigned thereto in Section 3(b) hereof.

“Rollover Commitment Letter” has the meaning set forth in the Merger Agreement.

“Stockholders Meeting” has the meaning assigned thereto in Section 2 hereof.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Survival Period” has the meaning assigned thereto in Section 5.A hereof.

“Takeover Proposal” has the meaning set forth in the Merger Agreement.

“Term” has the meaning assigned thereto in Section 6 hereof.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2.     Stockholder Vote. At any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, in any case, during the Term (each, a “Stockholders Meeting”), each Stockholder shall, and shall cause any other holder of record of Covered Shares to, (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(a)   in favor of the adoption of the Merger Agreement and the approval of the terms thereof, the Merger and each of the other actions contemplated by the Merger Agreement;

(b)  in favor of any other transaction (including its adoption and approval, where applicable) pursuant to which Purchaser or any of its Affiliates proposes to acquire the Company, whether by tender offer, merger or otherwise, (i) in which stockholders of the Company would receive consideration per share of Company Common Stock having a value equal to or greater than the consideration to be received by such stockholders in the Merger and (ii) is of the kind contemplated by clause (2) of the proviso to Section 5.02(d) or clause (ii) of the proviso to Section 5.02(e) of the Merger Agreement (an “Improved Proposal”);

(c)   in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger or any Improved Proposal;

(d)  against any Takeover Proposal or any proposal relating to a Takeover Proposal (other than any Improved Proposal); and

(e)   against any proposal, action or agreement that would (1) impede, delay, interfere with, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger or would otherwise adversely affect the timely consummation of the Merger, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (3) except as expressly contemplated by the Merger Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company, in each cash other than any Improved Proposal.

The Stockholders shall not commit or agree to take any action inconsistent with the foregoing, and shall cause any other record holder of Covered Shares not to commit or agree to take any action inconsistent with the foregoing.

3.     No Disposition or Solicitation.

(a)   No Disposition or Adverse Act. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Rollover Commitment Letter and the Merger Agreement, such Stockholder shall not, throughout the Term: (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Purchaser, (ii) tender any or all of the Covered Shares into any exchange or tender offer commenced by a person other than Purchaser, Merger Sub or any Affiliate of Purchaser or Merger Sub, (iii) enter into any contract, option or other agreement, arrangement or understanding (including any profit sharing arrangement) with respect to any Transfer of any or all Covered Shares or any interest therein, (iv) grant or permit to be granted any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the

Covered Shares, (v) deposit or permit to be deposited any or all of the Covered Shares into a voting trust, (vi) enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or permit any record holder of Covered Shares to enter into any voting agreement or arrangement with respect to any or all of the Covered Shares, or (vii) take or permit to be taken any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b)  Non-Solicitation. Subject to Section 7 hereof, during the Term, each Stockholder hereby agrees that such Stockholder shall not, and shall cause its Affiliates, representatives and agents (including its investment bankers, attorneys and accountants) (collectively, its “Representatives”) not to, directly or indirectly, (i) initiate, solicit, cause, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information, or afford any other person with access to the business, employees, officers, contracts, properties, assets, or books and records of the Company or its Subsidiaries, in each case in connection with, or that could reasonably be expected to lead to, a Takeover Proposal. Each Stockholder shall immediately cease any inquiries, solicitation, encouragement, discussions or negotiations with any persons with respect to a Takeover Proposal (or that could reasonably be expected to lead to a Takeover Proposal) that existed on or prior to the date of this Agreement. Each Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Purchaser in the event that such Stockholder or any of its Affiliates or Representatives receives a Takeover Proposal and shall provide Purchaser with a copy of such Takeover Proposal (if in writing) and disclose to Purchaser the material terms and conditions of any such Takeover Proposal, the identity of the person or group of persons making such Takeover Proposal and any arrangements with such Stockholder or its Affiliates contemplated thereby, and such Stockholder shall keep Purchaser reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of the status and terms of any such discussions or negotiations and any material developments with respect to any such Takeover Proposal (including any amendments, modifications or other changes thereto); provided that compliance by the Company with its obligations set out in Section 5.02(c) of the Merger Agreement in respect of such Takeover Proposal shall satisfy each Stockholder’s obligations in respect of this final sentence of this Section 3(b) of this Agreement.

4.     Additional Agreements.

(a)   Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by a Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by such Stockholder or any of its Affiliates.

(b)  [Reserved].

(c)   Waiver of Appraisal and Dissenters’ Rights and Actions. Each Stockholder hereby (i) waives and agrees not to demand, assert or exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Section 262 of the DGCL or otherwise and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub, the Company or any of their respective successors or directors, officers or agents relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company or any officer of the Company, or any claim alleging aiding and abetting breach of fiduciary duty on the part of any other person in connection with the evaluation, negotiation, entry into or performance of the Merger Agreement or the transactions contemplated thereby; provided that nothing in this clause (ii) shall limit or prohibit (I) any Stockholder in any way in connection with (A) any Action or dispute (other than class actions) arising out of or relating to this Agreement, the Merger Agreement, the Rollover Commitment Letter or any other instrument entered into by a Stockholder in connection herewith or therewith, or any action filed or initiated against a Stockholder which includes claims or allegations of fraud or intentional misconduct by a Stockholder, or (B) the defense of any Action contemplated by this clause (ii) or (II) any rights of any Stockholder for indemnification, contribution or other reimbursement.

(d)  Communications. Except as may be required by applicable Law (including any filing by a Stockholder with the Securities Exchange Commission (the “SEC”) as required by applicable securities laws (including the Exchange Act)), court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible), and except as may be permitted by Section 5.05 of the Merger Agreement, each Stockholder shall not, and shall instruct its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Purchaser or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Purchaser. Each Stockholder hereby (i) consents to and authorizes the publication and disclosure by Purchaser of such Stockholder’s identity and holding of Covered Shares, and (following prior review by the Stockholders, and with the Stockholders’ reasonable comments taken into consideration by the Purchaser) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and any other information that Purchaser reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Purchaser of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.

(e)   Additional Owned Shares. Each Stockholder hereby agrees to notify Purchaser promptly in writing of the number and description of any Additional Owned Shares.

5.     Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Purchaser as of the date hereof as follows:

(a)   Title. Such Stockholder is the sole record and beneficial owner of the shares of Company Common Stock set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by such Stockholder and its Affiliates on the date hereof and neither such Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Disclosed Owned Shares. Such Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights applicable to the covenants and other obligations of each Stockholder under the terms of this Agreement, subject to applicable securities laws and the terms of this Agreement and the Rollover Commitment Letter. Except as permitted by this Agreement and pursuant to the Rollover Commitment Letter, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than under applicable securities laws and as created by this Agreement and the Rollover Commitment Letter) (collectively, “Liens”).

(b)  Organization and Qualification. If not a natural person, such Stockholder is duly organized and validly existing in good standing under the laws of its jurisdiction of organization.

(c)   Authority. Such Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of such Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Stockholder or its board of directors or governing body or trustees, or its stockholders, members, partners (limited or otherwise) or other equity holders or beneficiaries, as applicable, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)  Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Purchaser, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. If such Stockholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms.

(e)   No Filings; No Conflict or Default. Except for the matters described in Section 3.03(d)(i) of the Merger Agreement, and compliance with the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to such Stockholder or any of such Stockholder’s properties or assets, (iii) constitute a violation by such Stockholder of any law or regulation of any jurisdiction, (iv) assuming the Company has taken all necessary action to exempt the Merger, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL (and in connection therewith, assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4.06 of the Merger Agreement), render Section 203 of the DGCL, or any other state takeover statute or similar statute or regulation, applicable to the Merger or (v) contravene or conflict with such Stockholder’s certificate of incorporation and bylaws or other organizational documents, in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f)   No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(g)  No Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in its capacity as a stockholder of the Company.

(h)  Reliance. Each Stockholder understands and acknowledges that Purchaser and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s concurrent execution and delivery of this Agreement.

5.A. Survival. None of the representations and warranties of the Stockholders in this Agreement shall survive the Effective Time; provided that (a) the representations and warranties set forth in Sections 5(a), 5(e), 5(f) and 5(g) shall survive the Effective Time for a period of twelve (12) months following the Effective Time (the “Survival Period”) and (b) the expiration of such representations and warranties shall not affect the rights of Purchaser or its Affiliates in respect of any claim for breaches of such representations and warranties made in writing prior to the expiration of the Survival Period.

6.     Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Purchaser and the Stockholders, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to termination and (B) Section 5.A, this Section 6 and Section 8 shall survive any termination of this Agreement.

7.     No Limitation. Each Stockholder is entering into this Agreement solely in its capacity as a beneficial owner of Covered Shares, and not in its capacity (if applicable) as an officer or member of the Board of Directors of the Company. Nothing in this Agreement shall be construed to prohibit or limit any Stockholder from taking any action (including any action prohibited by Section 4 hereof) in his capacity as an officer or member of the Board of Directors of the Company, including from taking any action with respect to any Takeover Proposal as an officer or member of such Board of Directors.

8.     Miscellaneous.

(a)   Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement among the parties hereto with respect to matters described herein and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such matters.

(b)  Further Assurances. Subject to the terms and conditions of this Agreement, at the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(c)   No Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Stockholders (in the case of any assignment by Purchaser) or Purchaser (in the case of an assignment by any Stockholder); provided that Purchaser may assign its rights and obligations hereunder to Merger Sub or any other person to whom the Merger Agreement is validly assigned in accordance with Section 8.04 thereof, but no such assignment shall relieve Purchaser of its obligations hereunder.

(d)  Binding Successors. Without limiting any other rights Purchaser may have hereunder in respect of any Transfer of the Covered Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by such Stockholder and its Affiliates and shall be binding upon any person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators, representatives or successors.

(e)   Amendments. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Purchaser and the Stockholders.

(f)   Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received) (i) upon receipt, if delivered personally or by first class mail, postage pre-paid, (ii) on the date of transmission, if sent by facsimile transmission (with confirmation of receipt) or email, or (iii) on the Business Day after dispatch, if sent by nationally recognized, documented overnight delivery service, as follows:

If to the Stockholders:

At the address and facsimile number set forth on Schedule I hereto.

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention:	Matthew F. Herman Howard Klein
Email:	matthew.herman@freshfields.com howard.klein@freshfields.com

If to Purchaser:

c/o Rizvi Traverse Management, LLC

9465 Wilshire Blvd. Suite 840
Beverly Hills, California 90212

Attention:	Audrey DiMarzo, General Counsel
Email:	Audrey.DiMarzo@RizviTraverse.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 S. Grand Avenue
Los Angeles, California 90071

Attention:	Chris Brearton Jason Silvera

Email:	chris.brearton@lw.com jason.silvera@lw.com

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(g)  Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(h)  Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(j)    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k)  Governing Law. This Agreement (and any claim or controversy arising out of or relating to this letter agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(l)    Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that such party is not personally subject to the jurisdiction of the aforementioned courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of the aforementioned courts or from any legal process commenced in such courts, and (iii) any claim that the action, suit or proceeding in such court is brought in an inconvenient forum, the venue of such action, suit or proceeding is improper, or this Agreement, or the subject matter hereof, may not be enforced in or by such court. The consents to jurisdiction and venue set forth in this Section 8(l) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8(f) hereof.

(m)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(m).

(n)  Specific Performance. The parties hereto agree that Purchaser would be irreparably harmed in the event that any of the provisions of this Agreement were not performed by each Stockholder in accordance with their specific terms or were otherwise breached by such Stockholder, and that Purchaser would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Purchaser shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Purchaser is entitled at law or in equity.

(o)  Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(p)  Counterparts. This Agreement may be executed in counterparts (including by facsimile or by .pdf delivered via email), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(q)  Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement. Notwithstanding the foregoing, the parties agree and acknowledge that (i) following the Closing, the fees and expenses of the Stockholders incurred in connection with this Agreement, the Rollover Commitment Letter and the transactions contemplated hereby and thereby shall be borne as set forth in the employment agreement to be entered into between Michael V. Lewis and the Company at the Closing in substantially the form set forth on Schedule C to the Rollover Commitment Letter; and (ii) without limitation of any liability in connection with a breach of this Agreement, the Rollover Commitment Letter or any other document or instrument to which any of the Stockholders is party in connection with the transactions contemplated hereby and thereby, under no circumstances shall any Stockholder be liable for any portion of the Purchaser Termination Fee or any other amount that may be payable by the Purchaser, the Guarantor or any of their respective Affiliates to the Company or any other Person (including any Financing Source) in connection with the Merger and the transactions contemplated by the Merger Agreement (whether or not consummated).

(r)   No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Purchaser shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein or in accordance with the terms of the Merger Agreement.

(s)   Consent. Each Stockholder’s spouse, if any, shall be required to execute the form of spousal consent set forth on Exhibit A to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in such Stockholder’s Covered Shares.

[Signature page follows.]

IN WITNESS WHEREOF, Purchaser and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

RHOMBUS CINEMA HOLDINGS, LLC
By:	/s/	Ben Kohn
Name:		Ben Kohn
Title:		Authorized Signatory

STOCKHOLDERS

/s/ Michael V. Lewis
Name: MICHAEL V. LEWIS

The MVL Trust dated August 3, 2010

By:	/s/ Michael V. Lewis
Name: Michael V. Lewis
Title: Trustee